Exhibit 1A-11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 1-K of our report dated May 5, 2023, relating to the consolidated financial statements of Park View OZ REIT, Inc as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021.

/s/ Novogradac & Company LLP

Plantation, Florida

May 5, 2023